Exhibit 99.1


Press Release                              For Immediate Release
                                                Contact:
                                                Daniel R. Herndon,
                                                Chairman, President and CEO
                                                  or
                                                Clyde D. Patterson,
                                                Executive Vice President
                                                (318) 222-1145


    HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES RESULTS OF SPECIAL
            SHAREHOLDER MEETING AND STOCK PURCHASES TO FUND PLAN
                          ________________________

Shreveport, LA (Home Federal, 2005) - Home Federal Bancorp, Inc. of Louisiana (OTCBB: HFBL) (the "Company"), the holding company for Home Federal Savings and Loan Association, today announced it had received approval of the two proposals presented to shareholders at its special meeting of shareholders held today at the Company's main office.

At its first meeting of shareholders as a publicly-held company, Home Federal Bancorp's shareholders approved the adoption of the Company's 2005 Stock Option Plan and the 2005 Recognition and Retention Plan.

"I am pleased by the support of our shareholders in voting in favor of our two proposals," said Daniel R. Herndon, Chairman, President and Chief Executive Officer of Home Federal Bancorp, Inc. of Louisiana. "We are gratified by this showing of shareholder support for the plans."

In order to fund the 2005 Recognition and Retention Plan adopted today, the related trust will purchase 69,756 shares of Home Federal Bancorp's common stock in the open market. Purchases will be made from time to time at the discretion of management.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana. The Company's Internet address is http://www.homefederalbancorp.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and non-interest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.homefederalbancorp.com under the Investor Relations menu. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


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